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Exhbit 4.3

                                                     ADDENDUM

         The following amends and are made a part of that certain Consulting Agreement dated June 12, 2003 by and between Alternate Energy Corp. (AEC) and Noah Clark (Consultant):

                  WHEREAS, the parties hereto have entered into an agreement for certain consulting services to be provided by the Consultant to AEC; and

                  WHEREAS, the parties have agreed to amend such agreement to add additional services to be performed by the Consultant and additional consideration to be paid by AEC.

                  NOW THEREFORE, for $10 and other good and valuable consideration the sufficiency and receipt of which is hereby acknowledged the parties agree as follows:

1.       The following shall be added to "2. Nature of Services"

         (b) Provide lobbying and related services to introduce AEC to certain members of the federal government and certain state governments.

2. In consideration of the additional services to be provided by the Consultant to AEC, AEC shall additionally pay the Consultant 200,000 shares of common stock to be registered on Form S-8.

In witness whereof the parties has signed this agreement on this 16 day of June 2003.


Alternate Energy Corp.                       Noah Clark


By: /s/ Blaine Froats                        By: /s/ Noah Clark
    ---------------------------                  --------------------------
    Blaine Froats, CEO                           Noah Clark